Exhibit 99.1

PACCAR	PACCAR Inc
Press Release	Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009

Contact: Andy Wold
(425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Sales and Earnings Accelerate to Record

October 21, 2004, Bellevue, Washington – “PACCAR Inc reported record revenues and net income for the third quarter and first nine months of 2004,” said Mark C. Pigott, chairman and chief executive officer.  “Solid GDP growth in North America and a robust commercial vehicle replacement market, complemented by PACCAR’s balanced global diversification, contributed to PACCAR’s excellent earnings.”

PACCAR earned $246.7 million ($1.41 per diluted share) for the third quarter 2004, which was an increase of 86 percent compared to the $132.5 million ($.75 per diluted share) earned in the third quarter last year.  Third quarter net sales and financial services revenues were $2.92 billion, 42 percent higher than the $2.06 billion reported for the comparable period in 2003.  The company’s 2004 third quarter after-tax return on sales (ROS) was 8.9 percent.

Net sales and financial services revenues for the first nine months of 2004 were $8.21 billion compared to $5.99 billion last year.  For the first nine months of 2004, PACCAR reported net income of $665.4 million ($3.78 per diluted share) compared to $367.4 million ($2.09 per diluted share) in 2003.  For the first nine months of 2004, annualized after-tax return on beginning equity was 27 percent.

“Everyone at PACCAR is pleased that the company achieved the best quarter in its 99-year history and exceeded its previous annual net income record ($584 million in 1999) in the first nine months of this year,” noted Pigott.  “The consistent, strong financial earnings are a result of the company’s passion for quality excellence, superior product performance and disciplined cost control.”

“PACCAR has established its position as a leading growth company through its innovative implementation of integrated technology.  PACCAR continues to benchmark excellent companies such as Wal-Mart, Microsoft, Dell and Toyota,” said Pigott.  “To further enhance the company’s competitive position, PACCAR is increasing its substantial technology investment in all facets of the business including product development, customer sales, supply chain management, manufacturing, finance, leasing and aftermarket support programs.”

Strengthening the Logistics Chain

“The launch of PACCAR’s new state-of-the-art purchasing system, which electronically links engineering, purchasing and suppliers, generates a cohesive information loop and provides real-time data availability.  PACCAR has had excellent partnerships with its suppliers throughout its history.  This investment is another positive development that will strengthen our suppliers,” said Tom Plimpton, president.  “The benefits of this investment partially offset the negative impact of increasing material costs due to higher commodity prices.  A few suppliers are still reluctant to invest in additional capacity and labor due to the cyclicality of the market, resulting in some restricted parts availability.”

Capital Expenditures Surge Worldwide

PACCAR’s excellent earnings, cash flow and strong balance sheet enable the company to continually reinvest in its manufacturing, parts distribution, financial services and information technology businesses.  PACCAR has invested over $1 billion during the past ten years to become an information technology leader – including nearly $150 million on capital projects.  Investments and actions by PACCAR during 2004 include:

•                  At the recent International Automotive show in Hanover, Germany, DAF unveiled the new PACCAR MX 12.9-liter engine for use in its XF and CF products.  The MX engine sets new standards for fuel economy, power and torque, and meets Euro 4 and Euro 5 emission regulations.

•                  Since the adoption of the Block Exemption regulation in Europe in 2002, DAF has benefited as competitor dealers are eager to represent DAF due to PACCAR’s business philosophy of distributing through entrepreneurial, independently-owned dealers, rather than company-owned stores.  Since the beginning of the year, 62 dealer locations have been added to PACCAR’s global network of over 1,800 locations.

•                  Kenworth Truck Company opened its new $10 million Research and Development Center in Renton, Washington.  Technologies include rapid prototyping, 3-D design tools and laser-equipped coordinate-measuring machines, which significantly reduce product design times.

•                  PACCAR has enhanced its global manufacturing and logistics processes through investment in RFID (Radio Frequency Identification) “smart tags” and the use of Tablet PCs in all its facilities worldwide.

Industry Awards

PACCAR’s operating divisions continue to receive recognition for their achievements.  Some of the recent awards include:

•                  Kenworth ranked highest in customer satisfaction in the most recent J.D. Power and Associates Heavy-Duty Truck Customer Satisfaction Study for the vocational Class 8 segment.*

•                  Peterbilt’s Model 330 Crew Cab and Kenworth’s Extended Day Cab were among the Nifty Fifty new commercial transportation products recognized by Heavy Duty Trucking magazine.

•                  Kenworth’s Renton, Washington, assembly plant was honored by Assembly Magazine by earning the inaugural “Assembly Plant of the Year” award.

•                  PACCAR’s Information Technology Division (ITD) received top honors from Computerworld magazine for its Best Practices in Enterprise Management.

•                  PACCAR of Canada’s Ste-Therese assembly plant was awarded the Grand Prix of Quality by the Quebec Society for Quality.

Financial Highlights – Third Quarter

Highlights of PACCAR’s financial results during the third quarter of 2004 include:

•                  Record consolidated sales and revenues of $2.92 billion.

•                  Record after-tax profit of $246.7 million.

•                  After-tax return on sales (ROS) of 8.9 percent.

•                  SG&A expense ratio at a record level of 3.4 percent to sales.

•                  Shareholders’ equity of $3.72 billion.

Financial Highlights – First Nine Months

Selected financial highlights for the first nine months of 2004 include:

•                  Record after-tax profit of $665.4 million.

•                  Record after-tax return on sales (ROS) of 8.5 percent.

•                  Investment of $108 million for the repurchase of 2,000,000 common shares.

•                  Contributions of $56 million, in cash, to its fully-funded pension plans.  Plan assumptions remain conservative, such as a 7.4 percent asset return goal.

Global Truck Market Update

“Industry heavy-duty truck retail sales for the U.S. and Canada during 2004 will be 225,000-235,000 units, an increase of 35 percent compared to industry sales in 2003,” said Tom Plimpton, president.  “Record freight volume, fleet expansion and improved carrier profitability are driving new truck orders.  Profits for publicly-traded Truckload carriers are up nearly 50 percent versus the same period a year ago.  U.S. and Canada Class 8 truck sales could increase to 270,000-280,000 units in 2005 due to a good economy and fleet growth.”

“The U.S. and Canada Kenworth and Peterbilt combined Class 8 retail sales market share is over 24 percent and their Class 6-7 market share is 9 percent,” Plimpton added.

“In Western Europe, 15+ tonne truck sales of 230,000-240,000 units in 2004 are approximately ten percent higher than 2003.  In 2005, the market could be approximately 240,000-250,000.  DAF’s heavy-duty market share has increased to a record level of nearly 13 percent.  In the medium-duty market, DAF’s market share is 8.5 percent.  DAF’s long-term market share target is to earn a 20 percent share in both the European heavy- and medium-duty segments,” noted Mike Tembreull, vice chairman.

Financial Services Assets and Earnings Achieve Record Levels

PACCAR’s financial services segment is comprised of a portfolio of more than 122,000 trucks and trailers, with total assets of $6.35 billion.  Included in this segment is PACCAR Leasing, one of the largest full-service leasing companies in North America.

Record quarterly pretax income of $44.1 million was $11.6 million higher than the $32.5 million profit reported in the third quarter of 2003.  Third quarter revenues were $143.1 million, compared to $118.3 million in the same quarter last year.  For the nine-month period, revenues increased to $403.5 million from $349.0 million for the same period a year ago.  Pretax income for the first nine months of 2004 was $122.9 million compared to $88.0 million in 2003.

“PACCAR’s Financial Services (PFS) companies offer a comprehensive portfolio of finance, lease and insurance products throughout North America, Europe and Australia,” said Mike Tembreull, vice chairman.  “PFS utilizes the strength of PACCAR’s

AA- credit rating to obtain competitive financing for its customers.  For both the three- and nine-month periods ending September 2004, higher earning assets, improved finance margins and lower credit losses have led to increased income.  This was the ninth consecutive quarter of record profits for PACCAR’s financial services companies.”

“The PacLease network in North America has expanded by 12 percent this year to over 200 authorized locations,” noted Ken Gangl, vice president.  “Through its growing network, PACCAR Leasing has delivered a record number of new Kenworth and Peterbilt trucks in 2004.”  PACCAR Financial Europe (PFE) established operations in Portugal and Sweden, bringing to nine the number of countries in Western Europe served by PFE.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt, DAF and Foden nameplates. It also provides financial services and distributes truck parts related to its principal business. In addition, the Bellevue, Washington-based company manufactures winches under the Braden, Gearmatic and Carco nameplates.

PACCAR will hold a conference call with securities analysts to discuss third quarter and first nine months 2004 earnings on October 21, 2004, at 9:00 a.m. Pacific time.  Interested parties may listen to the call by selecting “Live Webcast” at PACCAR’s homepage.  The “Webcast” is available on a recorded basis through October 29, 2004.

PACCAR shares are traded on the Nasdaq Stock Market, symbol PCAR, and its homepage can be found at www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

*                 J.D. Power and Associates 2004 Heavy Duty Truck StudySM.  Study based on 1,596 responses from principal maintainers of heavy-duty trucks.

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PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003
Truck and Other:
Net sales and revenues	$2,774.7	$1,940.2	$7,802.4	$5,638.5
Cost of sales and revenues	2,378.9	1,695.9	6,677.6	4,930.3
Selling, general and administrative	94.8	82.7	285.4	258.4
Interest and other, net	.8	1.3	7.2	3.3
Truck and Other Income Before Income Taxes	300.2	160.3	832.2	446.5

Financial Services:
Revenues	143.1	118.3	403.5	349.0
Costs and expenses	99.0	85.8	280.6	261.0
Financial Services Income Before Income Taxes	44.1	32.5	122.9	88.0
Investment income (A)	16.1	9.5	46.5	31.2
Total Income Before Income Taxes	360.4	202.3	1,001.6	565.7
Income taxes (B)	113.7	69.8	336.2	198.3
Net Income	$246.7	$132.5	$665.4	$367.4

Net Income Per Share:
Basic	$1.42	$.76	$3.81	$2.10
Diluted	$1.41	$.75	$3.78	$2.09
Weighted Average Shares Outstanding:
Basic	173.9	175.1	174.7	174.7
Diluted	175.0	176.4	175.9	175.9
Dividends declared per share	$.20	$.15	$.55	$.43

All share and per share amounts adjusted to reflect a 50% stock dividend paid on February 5, 2004.

(A)  Investment income for the three and nine months ended September 30, 2004 includes $5.5 and $14.1, respectively, for gains on sales of equity securities.

(B)  Income taxes for the three and nine months ended September 30, 2004 includes a $9.5 benefit related to higher expected utilization of net operating loss carryforwards in the United Kingdom.

PACCAR Inc

SUMMARY BALANCE SHEETS

(in millions of dollars)

	September 30	December 31
	2004	2003
ASSETS

Truck and Other:
Cash and marketable debt securities	$1,937.3	$1,700.3
Trade and other receivables, net	656.3	479.1
Inventories	373.5	334.5
Property, plant and equipment, net	933.0	893.4
Equipment on lease, taxes and other	923.4	926.9
Financial Services Assets	6,354.8	5,605.4
	$11,178.3	$9,939.6

LIABILITIES AND STOCKHOLDERS’ EQUITY

Truck and Other:
Accounts payable, deferred revenues and other	$2,533.6	$2,225.3
Dividend payable		140.1
Term debt	46.3	41.5
Financial Services Liabilities	4,876.4	4,286.3
STOCKHOLDERS’ EQUITY	3,722.0	3,246.4
	$11,178.3	$9,939.6

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